Exhibit 99.1

COGNOS INCORPORATED

FINANCIAL INFORMATION
IN ACCORDANCE WITH CANADIAN GAAP
FOR THE FISCAL YEAR ENDED FEBRUARY 28, 2003

The consolidated financial information as set out in the Corporation’s 2003 Annual Report is in United States (U.S.) dollars and in accordance with U.S. generally accepted accounting principles (GAAP). In keeping with the requirements of Canadian legislation, the Corporation is also providing its shareholders with consolidated financial information in accordance with Canadian GAAP (in United States dollars).

The generally accepted accounting principles in Canada differ in some respects from those applicable in the U.S. The most significant differences in fiscal 2003 are discussed in exhibit 99.1 Management Discussion of Results of Operations and Financial Condition-Canadian Supplement.

COGNOS INCORPORATED

CANADIAN GAAP FINANCIAL INFORMATION

Table of Contents

The information appearing in this document consists of the following information for the fiscal year ended February 28, 2003:

PAGE

Management’s Discussion and Analysis of Financial Condition and Results of Operations - Canadian Supplement	100-101

Report of Management	102

Auditors’ Report	103

Consolidated Financial Statements and Notes	104-132

Five-Year Summary	133

COGNOS INCORPORATED

Management’s Discussion and Analysis of
Financial Condition and Results of Operations – Canadian Supplement
(in United States dollars, unless otherwise indicated, and in accordance with Canadian GAAP)

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations-Canadian Supplement (“Canadian Supplement”) should be read in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) included in our annual report on form 10-K as filed with the United States Securities and Exchange Commission (10-K). The Canadian Supplement should also be read in conjunction with the audited Consolidated Financial Statements and Notes prepared in accordance with U.S. GAAP (included in our 10-K), and the audited Consolidated Financial Statements and Notes prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) included in the Corporation’s Annual Information Form for the fiscal year ended February 28, 2003.

The following contains forward-looking statements and should be read in conjunction with the factors set forth in the “Certain Factors That May Affect Future Results” section of the MD&A in our 10-K. All dollar amounts in this Canadian Supplement are in thousands of United States dollars unless otherwise stated. The Canadian Supplement has been prepared by management to provide an analysis of the material differences between Canadian GAAP and U.S. GAAP on Cognos Incorporated financial condition and results of operations.

RESULTS OF OPERATIONS

	Year ended

	2003	2002	2001

Income before taxes - U.S. GAAP	$104,298	$28,169	$91,318
Income before taxes - Canadian GAAP	$108,275	$25,337	$93,911
Income tax provision - U.S. GAAP	$ 31,154	$ 8,761	$27,058
Income tax provision - Canadian GAAP	$ 38,326	$10,738	$31,175
Net income per share diluted - U.S. GAAP	$0.81	$0.21	$0.70
Net income per share diluted - Canadian GAAP	$0.77	$0.16	$0.68

Acquired in-process technology

Canadian GAAP requires capitalization of the value assigned to acquired in-process technology and amortization of this value over its estimated useful life. Under U.S. GAAP, this value is written off immediately. The impact of this difference was to decrease net income before taxes by $5.1 million, $7.6 million, and $4.1 million in fiscal 2003, 2002, and 2001 respectively, compared to U.S. GAAP.

Investment tax credits

Canadian GAAP requires that investment tax credits be deducted from operating expense. Under U.S. GAAP, these amounts are to be deducted from the income tax provision. The impact of this difference was to increase net income before taxes and the income tax provision by $9.1 million, $4.8 million, and $6.7 million in fiscal 2003, 2002, and 2001, respectively, compared to U.S. GAAP.

Deferred income taxes related to acquired in-process technology

The above noted difference related to the capitalization of in-process technology created an additional deferred income tax liability on the Canadian GAAP balance sheet as the capitalization of the in-process technology created a temporary difference. The amortization of this balance decreased the income tax provision by $1.9 million, $2.9 million, and $2.6 million in fiscal 2003, 2002, and 2001 respectively, compared to U.S. GAAP.

101